Exhibit 99.1

Myovant Sciences Announces Corporate Updates and Financial Results for Second Fiscal Quarter 2022
•On October 23, 2022, Sumitovant Biopharma Ltd. (Sumitovant), in conjunction with parent company Sumitomo Pharma Co., Ltd. (Sumitomo Pharma), and Myovant Sciences (Myovant) announced that they have entered into a definitive agreement pursuant to which Sumitovant will acquire all outstanding shares of Myovant not already owned by Sumitovant for $27.00 per share in cash. This corresponds to a total transaction value of $1.7 billion on a fully diluted basis, and a total company value of $2.9 billion on a fully diluted basis
•Second fiscal quarter 2022 total revenue of $104.8 million; including net product revenue of $49.9 million
•Net product revenue from U.S. sales of ORGOVYX® of $43.3 million in second fiscal quarter 2022, with sequential quarterly demand volume growth of 20% and cumulative patients estimated at 22,000 through September 2022
•Net product revenue from U.S. sales of MYFEMBREE® of $6.4 million in second fiscal quarter 2022, with sequential quarterly demand volume growth of 40% and cumulative patients estimated at 9,000 through September 2022
•MYFEMBREE was approved by the FDA in August 2022 for the management of moderate to severe pain associated with endometriosis, establishing it as the first and only once-daily oral gonadotropin-releasing hormone (GnRH) antagonist treatment approved for both uterine fibroids and endometriosis
•Myovant and Pfizer are initiating a new Phase 3 randomized open label clinical study, the REPLACE-CV study, to assess the risk for major adverse cardiovascular events (MACE) associated with ORGOVYX compared with leuprolide
•Myovant remains well-capitalized with cash, cash equivalents, marketable securities, and amounts available under the Sumitomo Pharma Loan Agreement of $412.6 million as of September 30, 2022
BASEL, Switzerland, October 26, 2022 -- Myovant Sciences (NYSE: MYOV), a biopharmaceutical company that aspires to redefine care for women and for men through purpose-driven science, empowering medicines, and transformative advocacy, today announced financial results for the second quarter of fiscal year 2022 and provided other corporate updates.
“With the recently announced merger agreement, we believe the expertise and resources of Sumitovant will best support Myovant and our employees, which will enable us to expand the impact of our differentiated therapies, accelerate clinical programs, and work to remove barriers to access quality care for the patients we serve,” said David Marek, Chief Executive Officer of Myovant Sciences, Inc. Mr. Marek added, “With the FDA approval for endometriosis, we are excited MYFEMBREE is now positioned to redefine care for more women as the first and only once daily oral GnRH antagonist treatment indicated for both uterine fibroids and endometriosis. In addition, ORGOVYX continues to gain momentum and is now the most prescribed GnRH antagonist for men with advanced prostate cancer.”
Second Fiscal Quarter 2022 and Recent Corporate Updates
Corporate

•On October 23, 2022, Myovant announced that it entered into a merger agreement with Sumitovant and Sumitomo under which Sumitovant has agreed to acquire the remaining shares of Myovant that Sumitovant does not currently hold. Subject to the terms and conditions set forth in the agreement, in the event the merger is consummated, holders of Myovant common shares will be entitled to receive $27.00 per share in cash.
ORGOVYX (relugolix 120 mg)
•Second fiscal quarter 2022 net product revenues for ORGOVYX in the U.S. were $43.3 million, reflecting 20% sequential growth compared to the first fiscal quarter 2022. ORGOVYX commercial demand volume grew 20% quarter-over-quarter driven by accelerating new patient starts and continued expansion across all treatment settings.
•Approximately 4,000 new patients started treatment with ORGOVYX in the second fiscal quarter of 2022, reaching approximately 22,000 cumulative patients since launch.
•ORGOVYX is now the leading GnRH antagonist therapy for advanced prostate cancer with a 55% share based on months of therapy.
•Since launching in January 2021, ORGOVYX drove a 133% volume increase of the GnRH antagonist market for products FDA-approved for the treatment of advanced prostate cancer.
•In October 2022, Myovant’s commercialization partner, Accord Healthcare, Ltd. (Accord), launched ORGOVYX for the treatment of advanced hormone-sensitive prostate cancer in Europe. Pursuant to the Accord License Agreement, the first commercial sale of ORGOVYX in Europe triggered a $5.0 million milestone payment due from Accord.
•Myovant and Pfizer are initiating a new Phase 3 randomized open label clinical study, the REPLACE-CV study, to assess the risk of major adverse cardiovascular events (MACE) associated with ORGOVYX compared with leuprolide. The REPLACE-CV study design was agreed upon with the U.S. Food and Drug Administration (FDA). The study could further differentiate ORGOVYX by potentially adding additional data to the prescribing information concerning MACE events versus leuprolide, if approved by the FDA.
MYFEMBREE (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg)
•Second fiscal quarter 2022 net product revenues for MYFEMBREE in the U.S. were $6.4 million, reflecting 60% sequential growth compared to first fiscal quarter 2022. MYFEMBREE commercial demand volume grew 40% quarter-over-quarter driven by strong growth in new patient starts and prescribers.
•On August 5, 2022, the FDA approved MYFEMBREE for the management of moderate to severe pain associated with endometriosis, establishing it as the first and only once-daily oral GnRH treatment approved for both uterine fibroids and endometriosis. MYFEMBREE was launched in the U.S. for this indication by Myovant and Pfizer in August 2022. Pursuant to the terms of the Pfizer Collaboration and License Agreement, this approval triggered a $100.0 million regulatory milestone payment from Pfizer, which Myovant received in September 2022.
•Approximately 3,200 new patients started treatment with MYFEMBREE in the second fiscal quarter 2022, resulting in 55% sequential quarterly growth in the number of patients treated since launch.
•MYFEMBREE expanded its leadership in new-to-brand prescription (NBRx) and total prescription (TRx) share among GnRH antagonist therapies FDA-approved for the treatment of uterine fibroids with 67% and 54% share in July 2022, respectively, prior to launching in endometriosis.
•In the overall GnRH antagonist class for uterine fibroids and endometriosis, MYFEMBREE drove 23% TRx growth since its initial launch and reached 32% NBRx share in September 2022.
•Significant progress has been made in the five weeks since MYFEMBREE’s endometriosis launch with over 22,000 health care professional (HCP) calls conducted, reaching 66% of high and medium target HCPs. As of October 1, 2022, 30% commercial coverage has been obtained, covering approximately 50 million lives.

•In September 2022 and October 2022, Myovant and Pfizer completed New Drug Submissions to Health Canada seeking marketing approval in Canada for MYFEMBREE for heavy menstrual bleeding associated with uterine fibroids and MYFEMBREE for the treatment of endometriosis-associated pain, respectively.
RYEQO (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg)
•In September 2022, Myovant’s commercialization partner, Gedeon Richter Plc. (Richter) submitted a Type II variation application to the United Kingdom Medicines and Healthcare products Regulatory Agency (MHRA) seeking approval for RYEQO for moderate to severe pain associated with endometriosis in adult women of reproductive age with a history of previous medical or surgical treatment for their endometriosis.
•In October 2022, Richter submitted a Type II variation application to the European Medicines Agency (EMA) seeking approval for RYEQO for the treatment of moderate to severe pain associated with endometriosis in adult women of reproductive age with a history of previous medical or surgical treatment for their endometriosis. The acceptance of the Type II variation submission is pending validation by the EMA. Pursuant to the Richter Development and Commercialization Agreement, the acceptance of the Type II variation application by the EMA would trigger a $4.0 million milestone payment due from Richter.
Expected Upcoming Milestones
•Myovant expects to submit a New Drug Submission to Health Canada seeking marketing approval for ORGOVYX for advanced prostate cancer by the end of calendar year 2022.
•Myovant expects the FDA decision for the MYFEMBREE supplemental New Drug Application (sNDA) proposing updates to MYFEMBREE’s U.S. Prescribing Information based on the safety and efficacy data from the Phase 3 LIBERTY randomized withdrawal study of MYFEMBREE in premenopausal women with heavy menstrual bleeding associated with uterine fibroids for up to two years by the January 29, 2023 Prescription Drug User Fee Act goal date.
•Myovant expects to submit an sNDA to the FDA for the SPIRIT 2-year long-term extension study for MYFEMBREE in women for the management of pain associated with endometriosis in the first half of calendar year 2023.
Second Fiscal Quarter 2022 Financial Summary
Total revenues for the three months ended September 30, 2022, and 2021 were $104.8 million and $77.9 million, respectively.
•Product revenue, net for the three months ended September 30, 2022, and 2021 was $49.9 million and $21.1 million, respectively. Product revenue, net consisted primarily of the following:
•Product revenue, net from sales of ORGOVYX in the U.S. for the three months ended September 30, 2022 was $43.3 million compared to $18.7 million for three months ended September 30, 2021.
•Product revenue, net from sales of MYFEMBREE in the U.S. for the three months ended September 30, 2022 was $6.4 million compared to $0.6 million for the three months ended September 30, 2021.
•Pfizer collaboration revenue for the three months ended September 30, 2022, and 2021 was $54.6 million and $25.2 million, respectively. Pfizer collaboration revenue for both the three months ended September 30, 2022 and 2021 consists of the partial recognition of the upfront payment Myovant received from Pfizer in December 2020 and of the $100.0 million regulatory milestone payment Myovant received from Pfizer that was triggered upon the FDA approval of MYFEMBREE for the management of heavy menstrual bleeding associated with uterine fibroids on May 26, 2021. Pfizer collaboration revenue for the three months ended September 30, 2022 also includes the partial recognition of the $100.0 million regulatory milestone payment Myovant received from Pfizer that was triggered upon the FDA approval of MYFEMBREE for the management of moderate to severe pain associated with endometriosis on August 5, 2022.

•Richter license and milestone revenue for the three months ended September 30, 2022 was $0.3 million compared to $31.7 million in the three months ended September 30, 2021. Richter license and milestone revenue for the three months ended September 30, 2021 included the recognition of $16.7 million of previously deferred revenue as a result of Myovant’s delivery of the remaining substantive relugolix combination tablet data packages to Richter pursuant to the Richter Development and Commercialization Agreement, and a $15.0 million regulatory milestone payment that was triggered upon the European Commission approval of RYEQO for the treatment of moderate to severe symptoms of uterine fibroids in adult women of reproductive age.
Cost of product revenue for the three months ended September 30, 2022 was $4.9 million compared to $2.6 million for the three months ended September 30, 2021 related to the cost of goods sold and royalty expense payable to Takeda pursuant to the Takeda License Agreement. The increase in cost of product revenue in the three months ended September 30, 2022 was due to an increase in cost of goods sold and royalty expense payable to Takeda as a result of higher sales of ORGOVYX and MYFEMBREE in the U.S., as compared to the year ago period.
Collaboration expense to Pfizer for the three months ended September 30, 2022, was $22.4 million, compared to $8.6 million for the three months ended September 30, 2021, reflecting Pfizer’s 50% share of net profits from sales of ORGOVYX and MYFEMBREE in the U.S. The increase in collaboration expense to Pfizer in the three months ended September 30, 2022 was due to an increase in net profits generated from sales of ORGOVYX and MYFEMBREE in the U.S., as compared to the year ago period.
Selling, general and administrative (SG&A) expenses for the three months ended September 30, 2022, and 2021 were $84.3 million and $58.8 million, respectively. The increase in SG&A expenses primarily reflects higher expenses to support the ORGOVYX and MYFEMBREE commercialization activities in the U.S, including higher personnel-related costs and patient activation costs, particularly for MYFEMBREE.
Research and development (R&D) expenses for the three months ended September 30, 2022, and 2021 were $26.9 million and $26.3 million, respectively.
Interest expense for the three months ended September 30, 2022, and 2021 was $4.8 million and $3.5 million, respectively, and was primarily related to the Sumitomo Pharma Loan Agreement. Interest expense related to the Sumitomo Pharma Loan Agreement increased $1.9 million, as a result of an increase in 3-month LIBOR as compared to the year ago period.
Income tax expense (benefit) for the three months ended September 30, 2022, and 2021 was $8.1 million and $(0.1) million, respectively. Myovant’s tax expense currently relates principally to profits earned in the U.S. The increase in income tax expense was driven principally by the changed requirement under Internal Revenue Code Section 174, effective for years beginning after December 31, 2021, to capitalize and subsequently amortize R&D expenditures, pursuant to changes enacted in the Tax Cuts and Jobs Act of 2017. For periods beginning prior to December 31, 2021, R&D expenses were allowed to be expensed as incurred.
Net loss for the three months ended September 30, 2022 was $45.6 million compared to $21.6 million for the year ago period. On a per common share basis, net loss was $0.47 and $0.23 for the three months ended September 30, 2022 and 2021, respectively.
Capital resources: Cash, cash equivalents, marketable securities, and amounts available under the Sumitomo Pharma Loan Agreement totaled $412.6 million in the aggregate as of September 30, 2022, and consisted of $371.3 million of cash, cash equivalents, and marketable securities and $41.3 million of available borrowing capacity under the Sumitomo Pharma Loan Agreement.
About Relugolix
Relugolix is a once-daily, oral gonadotropin-releasing hormone (GnRH) receptor antagonist that reduces testicular testosterone, a hormone known to stimulate the growth of prostate cancer, and ovarian estradiol, a hormone known to stimulate the growth of uterine fibroids and endometriosis. ORGOVYX® (relugolix, 120 mg) was approved in the U.S. by the FDA in December 2020 as the first and only oral GnRH receptor antagonist for the treatment of adult patients with advanced prostate cancer. In April and June 2022, respectively, the European Commission (EC) and the United Kingdom (U.K.) Medicines and Healthcare products Regulatory Agency (MHRA) approved

ORGOVYX® (relugolix, 120 mg) as the first and only oral GnRH receptor antagonist for the treatment of adult patients with advanced hormone-sensitive prostate cancer in Europe and the U.K. MYFEMBREE® (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg) was approved in the U.S. by the FDA in May 2021 as the first and only once-daily oral GnRH treatment for the management of heavy menstrual bleeding associated with uterine fibroids in premenopausal women, with a treatment duration of up to 24 months; and in August 2022 as the first and only once-daily oral GnRH antagonist combination treatment for the management of moderate to severe pain associated with endometriosis, with a treatment duration of 24 months. In July 2021, the EC, and in August 2021, the U.K. MHRA, approved RYEQO® (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg) for the treatment of moderate to severe symptoms of uterine fibroids in adult women of reproductive age, with no limitation for duration of use. In June 2022, the FDA accepted to review Myovant’s supplemental New Drug Application (sNDA) for updates to the United States Prescribing Information (USPI) based on safety and efficacy data from the Phase 3 LIBERTY randomized withdrawal study (RWS) of MYFEMBREE in premenopausal women with heavy menstrual bleeding due to uterine fibroids for up to two years. The FDA set a Prescription Drug User Fee Act (PDUFA) goal date of January 29, 2023 for this sNDA. MYFEMBREE is also being assessed for contraceptive efficacy in women with endometriosis or uterine fibroids who are 18 to 50 years of age and at risk for pregnancy.
About Myovant Sciences
Myovant Sciences aspires to redefine care for women and men through purpose-driven science, empowering medicines, and transformative advocacy worldwide. Founded in 2016, Myovant has executed multiple successful Phase 3 clinical trials across hormone-sensitive oncology and women’s health leading to five regulatory approvals in the United States and Europe. Myovant and its partners continue to file for additional indications of its lead products as well as continue further development of pipeline assets. Sumitovant Biopharma Ltd., a wholly owned subsidiary of Sumitomo Pharma Co., Ltd., is Myovant’s majority shareholder. For more information, please visit www.myovant.com.
About Sumitovant Biopharma Ltd.
Sumitovant is a technology-driven biopharmaceutical company accelerating development and commercialization of new potential therapies for patients with rare conditions and other diseases. Through its proprietary computing and data platforms, scientific expertise and diverse company portfolio, Sumitovant has supported development of multiple FDA-approved products and a robust pipeline of early- through late-stage investigational assets addressing unmet patient needs in pediatrics, urology, oncology, women’s health, specialty respiratory and infectious diseases. Sumitovant, a wholly owned subsidiary of Sumitomo Pharma, is also the majority-shareholder of Myovant. Please visit Sumitovant’s website at www.sumitovant.com for more information on Sumitovant and its portfolio.
About Sumitomo Pharma Co., Ltd.
Sumitomo Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and other Asian countries with more than 7,000 employees worldwide. Sumitomo Pharma defines its corporate mission as “To broadly contribute to society through value creation based on innovative research and development activities for the betterment of healthcare and fuller lives of people worldwide.” Additional information about Sumitomo Pharma is available through its corporate website at https://www.sumitomo-pharma.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include, but are not limited to, all statements reflecting Myovant Sciences’ expectations, including: statements regarding Myovant’s aspiration to redefine care for women and for men; statements regarding expectations about the proposed transaction involving Myovant and Sumitovant, including the statements that with the proposed transaction, the expertise and resources of Sumitovant will best support Myovant and its employees and enable Myovant to expand the impact of its differentiated therapies, accelerate clinical programs, and work to remove barriers to access quality care for the patients it serves in Mr. Marek’s quote; Myovant’s expectation that the REPLACE-CV study could further differentiate ORGOVYX by potentially adding additional data to the prescribing information concerning MACE events versus leuprolide, if approved by the FDA; the potential milestone payment to Myovant that would be triggered by the acceptance of the

Type II variation application to EMA for RYEQO that was submitted by Richter, Myovant’s commercialization partner; statements regarding the timing of Myovant’s regulatory submissions, anticipated regulatory review results, as well as other statements under the caption “Expected Upcoming Milestones.” In addition, risks and uncertainties related to the proposed transaction include, but are not limited to, the risk that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Myovant’s operations into those of Sumitovant; such integration may be more difficult, time consuming or costly than expected, the risk that the proposed transaction does not close, due to the failure of one or more conditions to closing or otherwise; the risk that required Myovant shareholder approvals of the proposed transaction will not be obtained or that such approvals will be delayed or conditioned beyond current expectations; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; uncertainty as to the timing of completion of the proposed transaction; risks related to the disruption of management time from ongoing business operations due to the proposed transaction and possible difficulties in maintaining customer, supplier, key personnel and other strategic relationships; and potential litigation relating to the proposed transaction that could be instituted against Myovant, Sumitovant or their respective directors or officers, including the effects of any outcomes related thereto; and the possibility of unexpected costs and liabilities related to the proposed transaction.
Myovant Sciences’ forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions, and other factors known and unknown that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements, including unforeseen circumstances or other disruptions to normal business operations arising from or related to the COVID-19 pandemic and the conflict in Ukraine. Myovant Sciences cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could materially affect Myovant Sciences’ operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to, the risks and uncertainties listed in Myovant Sciences’ filings with the United States Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Myovant Sciences’ Quarterly Report on Form 10-Q to be filed on October 26, 2022, as such risk factors may be amended, supplemented, or superseded from time to time. These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for Myovant Sciences’ management to predict all risk factors, nor can Myovant Sciences assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and, except as required by law, Myovant Sciences undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction involving Myovant and Sumitovant. Myovant intends to file with the SEC relevant materials, including a proxy statement on Schedule 14A in connection with the proposed transaction with Sumitovant, and Myovant and certain other persons, including Sumitovant, intend to file a Schedule 13E-3 transaction statement with the SEC. The definitive proxy statement and Schedule 13E-3 transaction statement will be sent to Myovant’s shareholders and will contain important information about the proposed transaction and related matters. MYOVANT’S SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 TRANSACTION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, Schedule 13E-3, any amendments or supplements thereto and other relevant materials (when they become available), and any other documents filed by Myovant with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, securityholders of Myovant will be able to obtain free copies of the proxy statement and Schedule 13E-3 through the Investor Relations page of Myovant’s website, www.myovant.com.
Participants in the Solicitation

Myovant and its directors, executive officers and other members of management and certain other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Myovant’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in Myovant’s proxy statement for its 2022 annual meeting of shareholders, filed with the SEC on July 28, 2022. Additional information regarding these persons and their interests in the Merger will be included in the proxy statement on Schedule 14A and Schedule 13E-3 relating to the proposed transaction when they are filed with the SEC. These documents, when available, can be obtained free of charge from the sources indicated above.

MYOVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Product revenue, net	$49,947	$21,063	$91,298	$32,617
Pfizer collaboration revenue	54,577	25,172	79,718	54,681
Accord license revenue	—	—	50,000	—
Richter license and milestone revenue	300	31,667	300	31,667
Total revenues	104,824	77,902	221,316	118,965
Operating costs and expenses:
Cost of product revenue (1)	4,942	2,622	9,857	3,654
Collaboration expense to Pfizer	22,418	8,565	40,434	13,826
Selling, general and administrative (1)	84,259	58,781	163,291	119,993
Research and development (1)	26,916	26,280	50,806	57,160
Total operating costs and expenses	138,535	96,248	264,388	194,633
Loss from operations	(33,711)	(18,346)	(43,072)	(75,668)
Interest expense	4,813	3,494	9,013	6,999
Interest income	(1,018)	(100)	(1,504)	(178)
Loss before income taxes	(37,506)	(21,740)	(50,581)	(82,489)
Income tax expense (benefit)	8,113	(149)	16,277	762
Net loss and comprehensive loss	$(45,619)	$(21,591)	$(66,858)	$(83,251)
Net loss per common share — basic and diluted	$(0.47)	$(0.23)	$(0.70)	$(0.90)
Weighted average common shares outstanding — basic and diluted	96,211,190	92,355,150	95,801,991	92,019,987
(1) Includes the following share-based compensation:

Selling, general and administrative	$7,744	$6,803	$13,716	$13,958
Research and development	3,832	4,884	7,498	8,841
Cost of product revenue	141	15	209	18
Total share-based compensation	$11,717	$11,702	$21,423	$22,817
Revenue components are as follows:

Product revenue, net:
ORGOVYX	$43,319	$18,663	$79,353	$29,142
MYFEMBREE	6,403	629	10,402	1,704
Richter product supply and royalties	225	1,771	1,543	1,771
Total product revenue, net	49,947	21,063	91,298	32,617
Pfizer collaboration revenue:
Amortization of upfront payment	20,974	20,974	41,948	41,948
Amortization of regulatory milestones	33,603	4,198	37,770	12,733
Total Pfizer collaboration revenue	54,577	25,172	79,718	54,681
Accord license revenue	—	—	50,000	—
Richter license and milestone revenue	300	31,667	300	31,667
Total revenues	$104,824	$77,902	$221,316	$118,965

MYOVANT SCIENCES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$341,960	$406,704
Accounts receivable, net	33,762	23,296
Marketable securities	29,330	27,483
Inventories	23,047	7,584
Prepaid expenses and other current assets	31,868	22,498
Amount due from related party	943	580
Total current assets	460,910	488,145
Property and equipment, net	2,708	2,944
Operating lease right-of-use asset	7,026	7,961
Other assets	13,330	20,961
Total assets	$483,974	$520,011
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$8,215	$12,250
Accrued expenses and other current liabilities	84,081	68,594
Deferred revenue	117,231	100,564
Amounts due to Pfizer	38,939	32,563
Cost share advance from Pfizer	—	33,818
Operating lease liability	2,374	2,148
Amounts due to related parties	851	393
Total current liabilities	251,691	250,330
Deferred revenue, non-current	379,321	375,706
Long-term operating lease liability	5,788	7,041
Long-term debt, less current maturities (related party)	358,700	358,700
Other liabilities	1,723	1,711
Total liabilities	997,223	993,488
Total shareholders’ deficit	(513,249)	(473,477)
Total liabilities and shareholders’ deficit	$483,974	$520,011

Investor Contact:
Uneek Mehra
Chief Financial Officer
Myovant Sciences, Inc.
investors@myovant.com

Media Contact:
Noelle Cloud Dugan
Vice President, Corporate Communications
Myovant Sciences, Inc.
media@myovant.com